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                                                                   EXHIBIT 11(b)



                     [ON BINGHAM MCCUTCHEN LLP LETTERHEAD]

                                   May 6, 2003



Nuveen Investment Trust II
333 West Wacker Drive
Chicago, IL 60606-1286

Chapman and Cutler
111 W. Monroe Street
Chicago, IL 60603

Re:      Nuveen Investment Trust II/Nuveen Rittenhouse Growth Fund

Ladies and Gentlemen:

         We have acted as special Massachusetts counsel to Nuveen Investment Trust II, a Massachusetts business trust (the "Trust"), on behalf of its series Nuveen Rittenhouse Growth Fund (the "Acquiring Fund") in connection with the Trust's Pre-Effective Amendment No. 1 to be filed on or about May 7, 2003 (the "Amendment") to its Registration Statement on Form N-14 (as proposed to be amended, the "Registration Statement") with respect to certain of the Acquiring Fund's Class A Common Shares, par value $.01 per share (the "Class A Shares"), Class B Common Shares, par value $.01 per share (the "Class B Shares"), Class C Common Shares, par value $.01 per share (the "Class C Shares") and Class R Common Shares, par value $.01 per share (the "Class R Shares", such Class A Shares, Class B Shares, Class C Shares and Class R Shares referred to collectively herein as the "Shares") to be issued in exchange for certain of the assets of Nuveen Innovation Fund, also a series of the Trust (the "Acquired Fund"), as described in the Registration Statement. You have requested that we deliver this opinion to you in connection with the Trust's filing of such Amendment.

         In connection with the furnishing of this opinion, we have examined the following documents:

         (a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;



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Chapman and Cutler
May 6, 2003
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                  (b)      a copy, as filed with the Secretary of the
         Commonwealth of Massachusetts on July 2, 1997, of the Trust's Declaration of Trust dated June 27, 1997 (the "Declaration");

                  (c) a copy of the Trust's Designation of Series dated June 27, 1997, as amended to the date hereof (the "Designation of Series");

                  (d) a copy of the Trust's Amended Establishment and Designation of Classes effective as of December 1, 2000 as filed with the Secretary of the Commonwealth of Massachusetts on such date (the "Designation of Classes");

                  (e) a certificate executed by an appropriate officer of the Trust, certifying as to, and attaching copies of, the Trust's Declaration, Designation of Series, Designation of Classes, By-Laws, and certain resolutions adopted by the Trustees of the Trust;

                  (f) a printer's proof received on May 1, 2003 of the Amendment; and

                  (g) a copy of the Agreement and Plan of Reorganization entered into by the Trust, on behalf of the Acquiring Fund, providing for (a) the acquisition by the Acquiring Fund of certain of the assets of the Acquired Fund in exchange for the Shares, (b) the pro rata distribution of the Shares to the holders of the shares of the Acquired Fund and (c) the subsequent liquidation of the Acquired Fund, in the form included as Appendix 1 to the draft Amendment referred to in paragraph (f) above (the "Agreement and Plan of Reorganization").

         In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Amendment, as filed with the Securities and Exchange Commission, will be in substantially the form of the printer's proof referred to in paragraph (f) above, and that the Agreement and Plan of Reorganization has been duly

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Nuveen Investment Trust II
Chapman and Cutler
May 6, 2003
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completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (g) above.

         This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

         As to any opinion below relating to the due organization or existence of the Trust under the laws of the Commonwealth of Massachusetts, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

         This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law or internal substantive rules of law, which any tribunal may apply to such transaction. In addition, to the extent that the Trust's Declaration or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

         We understand that all of the foregoing assumptions and limitations are acceptable to you.

         Based upon and subject to the foregoing, please be advised that it is our opinion that:

         1. The Trust is duly organized and existing under the Trust's Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."



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Nuveen Investment Trust II
Chapman and Cutler
May 6, 2003
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         2. The Shares, when issued and sold in accordance with the Trust's
Declaration of Trust and By-Laws and for the consideration described in the Agreement and Plan of Reorganization, will be legally issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

         We hereby consent to your reliance on this opinion in connection with your opinion to the Trust with respect to the Shares and to the filing of this opinion as an exhibit to the Registration Statement.


                                 Very truly yours,

                                 /s/ Bingham McCutchen LLP

                                 BINGHAM McCUTCHEN LLP